EXHIBIT 99.1

United-Guardian Reports First Quarter Financial Results and Dividend Payment

HAUPPAUGE, N.Y., May 12, 2022 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that net sales for the first quarter of 2022 rose by 13% compared with last year’s first quarter, increasing from $3,430,868 to 3,892,358, while net income for the quarter decreased by $269,737 from $1,181,202 ($0.26 per share) in 2021 to $911,465 ($0.20 per share) this year. The company also reported that at its meeting on May 10th, 2021 the company's Board of Directors declared a cash dividend of $0.37 a share, which will be paid on June 1, 2022 to all stockholders of record on May 23, 2022. This will be the 27th consecutive year that the company has paid a dividend.

Ken Globus, President of United-Guardian, stated, “Our overall sales continued to increase in the first quarter of this year compared with last year, with sales of our cosmetic ingredients increasing by 27% over the same quarter in 2021. Sales of our pharmaceutical products also increased, but that increase was partially offset by a decrease in sales of some of our medical products. Despite the increase in sales, our net income for the quarter was lower than it was in the first quarter of 2021, primarily due to the significant drop in the stock market in the first quarter of 2022, which resulted in a decrease in the value of our marketable securities. Net income was also impacted by an increase in raw material and shipping costs, but we are hopeful that those costs will begin to moderate as the global economy continues to recover from the impact of the coronavirus pandemic.”

Mr. Globus continued, “With our expectation that the second quarter will also be profitable, the Board of Directors decided that it would be in the best interests of the company and its stockholders to continue to pay our semi-annual dividend. Based on the current volatility of the stock market, as well as the future potential impact of the coronavirus pandemic, the Board decided that it would be prudent to reduce this dividend compared with the dividend we paid in the first quarter of 2022, but we will reassess the situation when the time comes time to decide on the payment of a dividend for the second half of the year.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact: Ken Globus
(631) 273-0900
pgc@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED
MARCH 31, 2022 and MARCH 31, 2021*

STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,

	2022	2021

Net Sales	$3,892,358	$3,430,868

Costs and expenses:
Cost of sales	1,710,117	1,361,013
Operating expenses	546,749	457,127
Research and development	131,666	88,286
Total costs and expenses	2,388,532	1,906,426
Income from operations	1,503,826	1,524,442

Other (expense) income:
Investment income	40,550	39,760
Net loss on marketable securities	(393,660)	(72,047)
Total other (expense) income	(353,110)	(32,287)
Income before provision for income taxes	1,150,716	1,492,155

Provision for income taxes	239,251	310,953

Net income	$911,465	$1,181,202

Earnings per common share (basic and diluted)	$0.20	$0.26

Weighted average shares – basic and diluted	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.